CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Financial Highlights" in Post-Effective Amendment No. 111 under the Securities Act of 1933 and Amendment No. 113 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, Nos. 333-17391 and 811-07959) and related Prospectus and Statement of Additional Information of Advisors Series Trust and to the incorporation by reference therein of our report dated May 13, 2002, with respect to the financial statements and financial highlights of The Dessauer Global Equity Fund, included in the Annual Report for the year ended March 31, 2002, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP


Los Angeles, California
October 23, 2002